Exhibit 2.2

EXECUTION VERSION

CONTRIBUTION AGREEMENT

BY AND AMONG

BLACKSTONE OIL & GAS, LLC,

OMEGA ENERGY CORP.,

LARA ENERGY, INC.,

AND

ZAZA ENERGY CORPORATION

DATED AS OF AUGUST 9, 2011

i

ii

SECTION 7.10 Waivers	14

SECTION 7.11 Severability	14

SECTION 7.12 Enforcement of Agreement	14

SECTION 7.13 Further Assurances	15

EXHIBITS

EXHIBIT A           Form of Promissory Note and Pledge

iii

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT, dated as of August 9, 2011 (this “Agreement”), by and among Blackstone Oil & Gas, LLC (“Blackstone”), Omega Energy Corp. (“Omega”), Lara Energy, Inc. (“Lara”, and together with Blackstone and Omega, the “Members”), and ZaZa Energy Corporation, a Delaware corporation (the “Company”).

RECITALS:

WHEREAS, Blackstone, Omega and Lara are the sole members of ZaZa Energy LLC, a Texas limited liability company (“ZaZa”);

WHEREAS, concurrently with the execution of this Agreement, the Company, ZaZa, Toreador Resources Corporation, a Delaware corporation (“Toreador”) and Thor Merger Sub Corporation, a Delaware corporation (“Thor Merger Sub”), have entered into an Agreement and Plan of Merger and Contribution (the “Merger Agreement”) pursuant to which ZaZa and Toreador have agreed, subject to the terms and conditions of the Merger Agreement, to combine their respective businesses as set forth in the Merger Agreement (the “Combination”);

WHEREAS, prior to the Closing Date, Lara shall contribute one percent of the outstanding limited liability company membership interests in ZaZa (the “ZaZa Membership Interests”) to ZaZa Holdings, Inc., a Delaware corporation (“Lara Sub”);

WHEREAS, in furtherance of the foregoing, upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in the Merger Agreement), (a) in accordance with the General Corporation Law of the State of Delaware, Thor Merger Sub will merge with and into Toreador (the “Toreador Merger”), whereby, subject to the terms of the Merger Agreement, each share of common stock, par value $0.15625 per share, of Toreador (the “Toreador Common Stock”), will be converted into the right to receive one share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), and (b) the Members will together contribute all of the outstanding ZaZa Membership Interests (other than the ZaZa Membership Interests held by Lara Sub) and Lara will contribute (the “Contribution”) all of the outstanding shares of capital stock of Lara Sub (the “Lara Sub Shares”) in exchange for (i) in accordance with the terms and conditions hereof and the Merger Agreement, (A) an aggregate of $50,000,000 in cash less (I) the Profits Interests Consideration (as defined in the Merger Agreement) and (II) the aggregate amount of any Pre-Closing Distributions (as defined in the Merger Agreement) (the “Total Potential Cash Amount”), as adjusted in accordance with the terms hereof and (B) promissory notes in the form attached as Exhibit A hereto (the “Notes”, which Notes shall be secured pursuant to a security agreement/pledge (the “Security Agreement/Pledge”) in the form also attached as Exhibit A hereto) with an initial outstanding aggregate principal amount equal to the Aggregate Note Amount (as defined herein), and (ii) a number of shares of Company Common Stock (such shares, the “ZaZa Share Consideration”) equal to the number of shares of Toreador Common Stock outstanding immediately prior to the Effective Time multiplied by three (3);

WHEREAS, the Merger Agreement contemplates that each of the Members and the Company enter into this Agreement to effectuate the contribution of the ZaZa Membership Interests and the Lara Sub Shares to the Company (the “ZaZa Contribution”); and

WHEREAS, the parties intend that as a result of the Toreador Merger and ZaZa Contribution and the utilization of the Company as a holding company: (a) Toreador and ZaZa will constitute separate subsidiaries of the Company so that each enterprise will continue to be solely responsible for its respective liabilities and contingent liabilities (the “Liabilities”), (b) the assets of each of Toreador and ZaZa will not be exposed to creditor claims associated with the Liabilities of the other, and (c) except with respect to the cash or Notes received by the Members in the ZaZa Contribution and the cash paid in lieu of fractional shares of Company Common Stock, the Members will not recognize any gain or loss for federal income tax purposes as a result of the application of Section 351 of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

ARTICLE 1

ZaZa Contribution

SECTION 1.01  Contribution of Membership Interests.

(a)         Lara hereby agrees to contribute one percent (1%) of the outstanding ZaZa Membership Interests to Lara Sub, free and clear of all Liens (other than any Liens arising under the ZaZa Organizational Documents or existing under applicable securities laws), in exchange for the Lara Sub Shares on the date immediately preceding the Closing Date (other than Lara Sub Shares already owned by Lara as of the date hereof).

(b)         Subject to the terms and conditions of this agreement, each of the Members hereby agrees to contribute ZaZa Membership Interests representing one-third of all outstanding ZaZa Membership Interests to the Company (less, in the case of Lara, the ZaZa Membership Interests contributed by it to Lara Sub), free and clear of all Liens (other than any Liens arising under the ZaZa Organizational Documents or existing under applicable securities laws), and Lara shall contribute the Lara Sub Shares to the Company, free and clear of all Liens (other than restrictions on transfer existing under applicable securities laws), and the Company hereby agrees to accept the contribution of the ZaZa Membership Interests and the Lara Sub Shares from the Members.

SECTION 1.02  Consideration.  At the Effective Time, subject to the terms and conditions of this Agreement, the Company shall deliver to each Member, in exchange for such Member’s ZaZa Membership Interests and, as applicable, the Lara Sub Shares (i) (A) one-third of the Maximum Cash Consideration (as defined below) in cash and (B) a Note (a “Promissory Note”) having an initial principal amount equal to the Member Note Amount (as defined below), and (ii) to each Member, a certificate representing one-third of the number of shares of Company Common Stock constituting the ZaZa Share Consideration, subject to Section 3.02(e) of the Merger Agreement. For purposes hereof, the “Maximum Cash Consideration” means the maximum amount of the Total Potential Cash Amount that may be paid to the Members pursuant to the ZaZa Contribution without giving rise to a failure of the condition set forth in Section 7.01(h) of the Merger Agreement; the “Aggregate Note Amount” means the Total Potential Cash Amount less the Maximum Cash Consideration; and with respect to each Member, the “Member Note Amount” shall be equal to one third of the Aggregate Note Amount plus any additional principal amount to be added to the Promissory Note of such Member pursuant to the next sentence. To the extent that any amount of Tax Distributions or Member Loans (each as defined in the Merger Agreement) by ZaZa to a Member or such Member’s controlling person shall not have been paid as of the Closing, in lieu of ZaZa or the Company being required to pay such amounts, such amounts shall be added to the principal amount of the Promissory Note of the applicable Member.  Each Member agrees not to seek any payment from ZaZa in respect of such Member’s Member Loan if and to the extent that ZaZa is not permitted to make such payment under the terms of the Merger Agreement.  Upon delivery of the Promissory Note to a Member hereunder, the existing promissory note evidencing any Member Loan to such Member being refinanced with such Promissory Note shall be marked and deemed “Paid in Full” and shall be delivered to the Company.  The Company agrees to prepay on January 14, 2012 a portion of each Member’s Promissory Note equal to such Member’s Tax Distribution.

SECTION 1.03  ZaZa Transfer Documents.  At the Closing (as defined in Section 1.04), each Member shall execute all stock powers, assignments and other documents (including amendments to the ZaZa Organizational Documents (as defined in the Merger Agreement)) reasonably necessary to effectuate such Member’s contribution of the ZaZa Membership Interests and the Lara Sub Shares, free and clear of all Liens (other than any Liens arising under the ZaZa Organizational Documents or existing under applicable securities laws), and deliver to the Company stock powers or similar documents, duly endorsed, together with certificates, if any, evidencing the ZaZa Membership Interests and the Lara Sub Shares held by such Member (the “ZaZa Transfer Documents”).

SECTION 1.04  Closing.  Unless this Agreement shall have been terminated pursuant to Article 7, and subject to satisfaction or waiver of the conditions in Article 5, the closing of the ZaZa Contribution (the “Closing”) will occur simultaneously with the Closing under the Merger Agreement, subject to the satisfaction or waiver of the conditions set forth in Article 5 (other than those conditions which relate to actions to be taken at the Closing or conditions whose satisfaction is to be measured as of the Closing, but the Closing shall be subject to the satisfaction or waiver of those conditions) at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, New York 10004 or at such other time or place when and where the closing under the Merger Agreement shall occur as the Members shall agree (the day on which the Closing occurs being the “Closing Date”).

ARTICLE 2

Representations and Warranties of the Members

Each of the Members represents and warrants, severally as to itself, and not jointly, to the Company as follows:

SECTION 2.01  Existence; Good Standing; Corporate Authority.  Each such Member is a corporation or limited liability company duly incorporated or formed, validly existing and in good standing under the laws of the State of its organization.  Each such Member has all requisite power and authority to own the ZaZa Membership Interests and, if applicable, the Lara Sub Shares.

SECTION 2.02  Authorization, Validity and Effect of Agreements.  Each such Member has the requisite power and authority to execute and deliver this Agreement.  The consummation by such Member of the transactions contemplated hereby has been duly authorized by all requisite action of such Member.  This Agreement constitutes the valid and legally binding obligation of such Member, enforceable against such Member in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity.

SECTION 2.03  Capitalization.  Each such Member is the record owner of the ZaZa Membership Interests identified as being owned on Section 5.03 of the ZaZa Disclosure Letter (as defined in the Merger Agreement) by such Member and owns such ZaZa Membership Interests free and clear of all liens, pledges, security interests, claims, preferential purchase rights or other rights, interests or encumbrances (“Liens”), other than any Liens arising under the ZaZa Organizational Documents or other state or federal securities laws.

SECTION 2.04  No Conflict.

(a)         Neither the execution and delivery by such Member of this Agreement nor the consummation by such Member of the transactions contemplated hereby in accordance with the terms hereof will: (i) conflict with or result in a breach of any provisions of or create any rights in favor of any other party under the organizational documents of such Member; (ii)  violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, any note, bond, mortgage, indenture, deed of trust, lease, contract or agreement to which such Member is a party; or (ii) contravene or conflict with or constitute a violation of any provision of any law, rule, regulation, judgment, order or decree binding upon or applicable to such Member, except, in the case of matters described in clauses (ii) or (iii), as would not, individually or in the aggregate, reasonably be expected to have a ZaZa Material Adverse Effect (as defined in the Merger Agreement) or to have a material adverse effect on the ability of such Member to consummate its portion of the ZaZa Contribution.

(b)         Neither the execution and delivery by such Member of this Agreement nor the consummation by such Member of the transactions contemplated hereby in accordance with the terms hereof will require any consent, approval or authorization of, or filing or registration with, any Governmental Authority (as defined in the Merger Agreement) on the part of such Member, other than filings, consents, approvals and authorization required under applicable foreign competition or antitrust laws except for any consent, approval or authorization the failure of which to obtain and for any filing or registration the failure of which to make would not prevent or materially delay the consummation of the ZaZa Contribution or otherwise prevent such

Member from performing its obligations under this Agreement and would not, individually or in the aggregate, reasonably be expected to have a ZaZa Material Adverse Effect.

SECTION 2.05  No Brokers.  Such Member has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Toreador, the Company or ZaZa to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement and the Merger Agreement or the consummation of the transactions contemplated hereby, except that ZaZa has retained Rodman & Renshaw to provide financial advice with respect to the Combination.

SECTION 2.06  Investor Representations.  Such Member is acquiring the shares of Company Common Stock for investment for such Member’s own account (not as a nominee or agent), and not with a view to the resale or distribution of any thereof, whether in whole or in part, except in accordance with the provisions of the Stockholders Agreement (as defined in the Merger Agreement) and except in accordance with the requirements of the Securities Act of 1933, as amended (the “Securities Act’).  Such Member understands that an investment in the Company involves risks, some of which may be substantial.  Such Member has knowledge and experience in financial and business matters, and is capable of evaluating the merits and risks of the investment in the shares of Company Common Stock.  Such Member can bear the economic risk of its investment in the Company and is able, without impairing such Member’s financial condition, to hold the shares of Company Common Stock for an indefinite period of time.  Such Member is an “accredited investor” as such term is defined on the date of this Agreement in Rule 501(a) of Regulation D, promulgated under the Securities Act.

SECTION 2.07  Lara Sub.  Lara (and not Omega or Blackstone) also hereby represents and warrants to the Company as follows:

(a)         Lara Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of its organization.  Lara Sub has all corporate power and authority to own the ZaZa Membership Interests contributed to it by Lara.

(b)         Lara Sub was formed for the sole purpose of holding the ZaZa Membership Interests as contemplated by this Agreement.  Lara Sub has no assets or liabilities, other than the ZaZa Membership Interests contributed to it by Lara.

(c)         At least one day prior to the Closing, Lara Sub will be the record owner of the ZaZa Membership Interests identified as being owned on Section 5.03 of the ZaZa Disclosure Letter by Lara Sub and will own such ZaZa Membership Interests free and clear of all Liens, other than any Liens arising under the ZaZa Organizational Documents or under state or federal securities laws.

(d)         The authorized capital stock of Lara Sub consists of 100 shares of common stock, par value $0.01 per share.  Other than the Lara Sub Shares (including the Lara Sub Shares to be issued one day prior to the Closing), there are no issued or outstanding shares of capital stock of Lara Sub.  As of the date prior to the Closing, all Lara Sub Shares (i) will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, (ii) will not be issued in violation of the terms of any agreement or other understanding binding upon Lara Sub and (iii) will be issued in compliance with the certificate of incorporation and by-laws of Lara Sub and all applicable federal and state securities laws, rules and regulations.  Lara is and will be the record owner of the Lara Sub Shares and owns and will own the Lara Sub Shares free and clear of all Liens, other than any Liens arising under state or federal securities laws.

(e)         There are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock or other equity interests to which Lara Sub is a party obligating Lara Sub to (i) issue, transfer or sell any shares of capital stock or other equity interests of Lara Sub or securities convertible into or exchangeable for such shares or equity interests, (ii) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement or (iii) redeem or otherwise acquire any such shares of capital stock or other equity interests (including securities or obligations convertible into or exchangeable or exercisable for any shares of capital stock).

(f)          There are no stockholder agreements, voting trusts or other agreements or understandings to which Lara Sub is a party.

SECTION 2.08  No Additional Representations.  Notwithstanding anything contained in this Agreement to the contrary, such Member acknowledges and agrees that neither the Company nor any other Person has made or is making any representations or warranties relating to the Company whatsoever, express or implied, beyond those expressly given by the Company in Article 3 hereof.  Such Member has not relied on any representations or warranties relating to the Company in determining to enter into this Agreement, except as expressly given by the Company in Article 3 hereof.

ARTICLE 3

Representations and Warranties of the Company

The Company hereby represents and warrants to the Members as follows:

SECTION 3.01  Existence; Good Standing.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

SECTION 3.02  Authorization, Validity and Effect of Agreements.  The Company has the requisite corporate power and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby, to which it is a party.  The consummation by the Company of the transactions contemplated hereby has been duly authorized by all requisite corporate action of the Company.  This Agreement constitutes the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity.

SECTION 3.03  No Conflict.

(a)         Neither the execution and delivery by the Company of this Agreement nor the consummation by the Company of the transactions contemplated hereby in accordance with the terms hereof will: (i) conflict with or result in a breach of any provisions of or create any rights in favor of any other party under the certificate of incorporation or bylaws of the Company; (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, any note, bond, mortgage, indenture, deed of trust, lease, contract or agreement to which the Company is a party; or (ii) contravene or conflict with or constitute a violation of any provision of any law, rule, regulation, judgment, order or decree binding upon or applicable to the Company, except, in the case of matters described in clauses (ii) or (iii), as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (as defined in the Merger Agreement) or to have a material adverse effect on the ability of the Company to consummate the transactions contemplated hereby.

(b)         Neither the execution and delivery by the Company of this Agreement nor the consummation by the Company of the transactions contemplated hereby in accordance with the terms hereof will require any consent, approval or authorization of, or filing or registration with, any Governmental Authority, other than filings, consents, approvals and authorization required under applicable foreign competition or antitrust laws, the Exchange Act, the Securities Act or other applicable U.S. state securities and “blue sky” laws and listing on NASDAQ of the Company Common Stock to be issued in the Toreador Merger and ZaZa Contribution, issuable in exchange for ZaZa Profits Interests or pursuant to stock options or convertible or exchangeable securities of Toreador or ZaZa, except for any consent, approval or authorization the failure of which to obtain and for any filing or registration the failure of which to make would not prevent or materially delay the consummation of the ZaZa Contribution or otherwise prevent the Company from performing its obligations under this Agreement and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.04  No Brokers.  The Company has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of ZaZa, the Company or Toreador to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

SECTION 3.05  Company Common Stock.  The shares of Company Common Stock, when issued, sold and delivered in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under the Stockholders Agreement and under applicable federal and state securities laws.

SECTION 3.06  No Solicitation; Securities Laws.  No form of general solicitation or general advertising was used by the Company or its representatives in connection with the offer and sale of the shares of Company Common Stock in exchange for the ZaZa Contribution.  Based in part upon and subject to the representations of the Members in Section 2.06, the shares of Company Common Stock will be issued in compliance with all applicable federal and state securities laws and the offer and sale of the shares of Company Common Stock are exempt from the registration requirements of the Securities Act.

SECTION 3.07  No Additional Representations.  Notwithstanding anything contained in this Agreement to the contrary, the Company acknowledges and agrees that no Member nor any other Person has made or is making any representations or warranties relating to such Member whatsoever, express or implied, beyond those expressly given by the Members in Article 2 hereof.  The Company has not relied on any representations or warranties relating to the Members in determining to enter into this Agreement, except as expressly given by the Members in Article 2 hereof.

ARTICLE 4

Covenants

SECTION 4.01  No Transfers of ZaZa Membership Interests and Lara Sub Shares.  Prior to the Effective Time, except as expressly contemplated hereby or unless the Company has consented in writing thereto (which consent shall not be unreasonably withheld, delayed or conditioned), no Member shall transfer, sell, assign, encumber or otherwise dispose of the ZaZa Membership Interests or Lara Sub Shares held by it.

SECTION 4.02  No Solicitation By ZaZa.  Each such Member agrees to comply with the obligations applicable to such Member contained in Section 6.04 of the Merger Agreement.

SECTION 4.03  Publicity.  The parties will consult with each other and with Toreador and will mutually agree (including agreement by Toreador) upon any press releases or public announcements pertaining to this Agreement or the transactions contemplated hereby and shall not issue any such press releases or make any such public announcements prior to such consultation and agreement, except as may be required by Applicable Law (as defined in the Merger Agreement) or by obligations pursuant to any listing agreement with any national securities exchange.

SECTION 4.04  Expenses.  Whether or not the ZaZa Contribution is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

SECTION 4.05  Notification.  The Company and each of the Members shall give prompt notice to the other of (i) any representation or warranty made by it or contained in this Agreement becoming untrue or inaccurate in any material respect and (ii) the failure by it or him to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

SECTION 4.06  Tax Distributions.  The Company and the Members agree to comply with their respective obligations under Section 6.14(h) of the Merger Agreement.

ARTICLE 5

Conditions

SECTION 5.01  Conditions to Each Party’s Obligation to Effect the ZaZa Contribution.  The respective obligations of each party to effect the ZaZa Contribution shall be subject to the fulfillment or waiver by each of the parties to this Agreement (subject to Applicable Law) at or prior to the Closing Date of the conditions contained in Section 7.01 of the Merger Agreement.

SECTION 5.02  Conditions to Obligation of the Members to Effect the ZaZa Contribution.  The obligation of the Members to effect the ZaZa Contribution shall be subject to the fulfillment or waiver by the Company at or prior to the Closing Date of the following conditions:

(a)         The Company shall have performed in all material respects its covenants and agreements contained in this Agreement required to be performed on or prior to the Closing Date.

(b)         The representations and warranties of the Company contained in this Agreement shall be true and correct (disregarding any materiality and Company Material Adverse Effect qualifiers contained therein) as of the date hereof and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), except for failures of such representations and warranties to be true and correct, individually or in the aggregate, that would not reasonably be expected to have a Company Material Adverse Effect or to have a material adverse effect on the ability of the Company to consummate the transactions contemplated hereby.

(c)         Toreador shall have satisfied the closing conditions under Section 7.03 of the Merger Agreement (or such closing conditions shall have been waived by ZaZa).

SECTION 5.03  Conditions to Obligation of the Company to Effect the ZaZa Contribution.  The obligation of the Company to effect the ZaZa Contribution shall be subject to the fulfillment or waiver by the Members at or prior to the Closing Date of the following conditions:

(a)         Each of the Members shall have performed in all material respects its covenants and agreements contained in this Agreement required to be performed on or prior to the Closing Date.

(b)         The representations and warranties (other than those in Sections 2.03 and 2.07(c), (d), (e) and (f)) of the Members contained in this Agreement shall be true and correct (disregarding any materiality and ZaZa Material Adverse Effect qualifiers contained therein) as of the date hereof and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), except for failures of such representations and warranties to be true and correct, individually or in the aggregate, that would not reasonably be expected to have a ZaZa Material Adverse Effect or to have a material adverse effect on the ability of the Members to consummate the transactions contemplated hereby; the representations and warranties of the Members set forth in

Sections 2.03 and 2.07(c), (d), (e) and (f) shall be true and correct in all respects (other than de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date.

(c)         ZaZa shall have satisfied the closing conditions under Section 7.02 of the Merger Agreement (or such closing conditions shall have been waived by Toreador).

ARTICLE 6

Termination

SECTION 6.01  Automatic Termination.  This Agreement shall automatically terminate if the Merger Agreement is validly terminated for any reason.

SECTION 6.02  Termination by the Company.  This Agreement may be terminated by action of the Board of Directors of the Company if there has been a breach by any of the Members of any representation, warranty, covenant or agreement set forth in this Agreement or if any representation or warranty of any of the Members shall have become untrue, in either case such that the conditions set forth in Sections 5.03(a) or 5.03(b) shall not be satisfied (assuming for purposes of this Section 6.02 that the references in Sections 5.03(a) or 5.03(b) to “Closing Date” mean the date of termination pursuant to this Section 6.02) and such breach or failure of a representation or warranty to be true is not curable, or, if curable, is not cured within 30 days after written notice of such breach or failure of a representation or warranty to be true is given to the Members by the Company; provided, however, that the right to terminate this Agreement pursuant to this Section 6.02 shall not be available to the Company if it, at such time, is in material breach of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions set forth in Sections 5.02(a) or 5.02(b) shall not be satisfied and the Members would then be entitled to terminate this Agreement under Section 6.03 (without giving effect to the proviso in Section 6.03 or the 30-day advance notice period).

SECTION 6.03  Termination by the Members.  This Agreement may be terminated by any of the Members if there has been a breach by the Company of any representation, warranty, covenant or agreement set forth in this Agreement or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Sections 5.02(a) or 5.02(b) would not be satisfied (assuming for purposes of this Section 6.03 that the references in Sections 5.02(a) and 5.02(b) to “Closing Date” mean the date of termination pursuant to this Section 6.03) and such breach or failure of a representation or warranty to be true is not curable, or, if curable, is not cured within 30 days after written notice of such breach or failure of a representation or warranty to be true is given to the Company by such Member; provided, however, that the right to terminate this Agreement pursuant to this Section 6.03 shall not be available to any Member if it, at such time, any Member is in material breach of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions set forth in Sections 5.03(a) or 5.03(b) shall not be satisfied and the Company would then be entitled to terminate this Agreement under Section 6.02 (without giving effect to the proviso in Section 6.02 or the 30-day advance notice period).

SECTION 6.04  Effect of Termination.  In the event of termination of this Agreement and the abandonment of the ZaZa Contribution pursuant to this Article 6, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to Section 4.03, Section 4.04 and except for the provisions of Article 7.

SECTION 6.05  Extension; Waiver.  At any time prior to the Effective Time, the Company and the Members may (with the prior written consent of Toreador, which consent will not be unreasonably withheld, conditioned or delayed), to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party and Toreador.

ARTICLE 7

General Provisions

SECTION 7.01  Survival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any document delivered in connection with this Agreement, including under the ZaZa Transfer Documents, shall survive the consummation of the ZaZa Contribution and the transactions contemplated thereunder.

SECTION 7.02  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) four business days after being sent by registered or certified mail, return receipt requested, postage prepaid, (b) one business day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (c) immediately upon delivery by hand or by facsimile (with a written or electronic confirmation of delivery), if sent during normal business hours of the recipient, or if not sent during normal business hours of the recipient, then on the recipient’s next business day, in each case to the intended recipient as set forth below:

(a)         if to Blackstone:

Blackstone Oil & Gas LLC

1301 McKinney Street, Suite 2850

Houston, Texas 77010

Attn: Todd Brooks

Facsimile: (713) 595-1919

if to Omega:

Omega Energy Corp.

1301 McKinney Street, Suite 2850

Houston, Texas 77010

Attn: Gaston Kearby

Facsimile: (713) 595-1919

if to Lara:

Lara Energy, Inc.

1301 McKinney Street, Suite 2850

Houston, Texas 77010

Attn: John Hearn

Facsimile: (713) 595-1919

with, in each case, a copy (which shall not constitute notice) to:

Andrews Kurth LLP

600 Travis, Suite 4200

Houston, Texas 77002

Attn: G. Michael O’Leary, Esq. or William M. Young, Esq.

Facsimile: 713.238.7130 (O’Leary)

Facsimile: 713-238-7111 (Young)

(b)         if to the Company:

ZaZa Energy Corporation

c/o Toreador Holding SAS

5 rue Scribe

Paris, France

Attn: Corporate Secretary

Facsimile: 33 (0) 1 47 03 33 71

with a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, New York 10004

Attn:  Philip Richter, Esq. and Murray Goldfarb, Esq.

Facsimile:  (212) 859-4000

SECTION 7.03  Assignment; Binding Effect; Benefit.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties and Toreador.  Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.  Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement; provided, however, that Toreador shall be an express third party beneficiary of the obligations of the parties hereto and shall have the express right to enforce the performance by the parties hereto of all of their respective obligations hereunder.

SECTION 7.04  Entire Agreement; Defined Terms.  This Agreement, the Merger Agreement, the ZaZa Disclosure Letter, the Net Profits Interests Contribution Agreement (as defined in the Merger Agreement) and any documents delivered by the parties in connection herewith and the Toreador/ZaZa Confidentiality Agreements (as defined in the Merger Agreement) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto.  No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto and consented to by Toreador.  Capitalized terms used but not defined in this Agreement shall have the meanings assigned to such terms in the Merger Agreement.

SECTION 7.05  Amendments.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto and consent to by Toreador.

SECTION 7.06  Governing Law.  This Agreement and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware.  Each of the Members and the Company hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in Wilmington, Delaware (the “Delaware Courts”) for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in an inconvenient forum.  Each party to this Agreement irrevocably waives the right to a trial by jury in connection with any matter arising out of this Agreement and, to the fullest extent permitted by Applicable Law, any defense or objection it may now or hereafter have to the laying of venue of any proceeding under this Agreement brought in the Delaware Courts and any claim that any proceeding under this Agreement brought in any such court has been brought in an inconvenient forum.

SECTION 7.07  Counterparts.  This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.  Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

SECTION 7.08  Headings.  Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretative effect whatsoever.

SECTION 7.09  Interpretation.  In this Agreement:

(a)         Unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

(b)         The words “include”, “includes” and “including” are not limiting.

SECTION 7.10  Waivers.  Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, or delay or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default hereunder by any other party shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement.  The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

SECTION 7.11  Severability.  If any provision of this Agreement is invalid, illegal or unenforceable, that provision will, to the extent possible, be modified in such a manner as to be valid, legal and enforceable but so as to retain most nearly the intent of the parties as expressed herein, and if such a modification is not possible, that provision will be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement will not in any way be affected or impaired thereby. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

SECTION 7.12  Enforcement of Agreement.  The parties hereto agree that irreparable damage would occur (including to Toreador) in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or if the Agreement was otherwise breached and that monetary damages, even if available, would not be an adequate remedy hereunder.  It is accordingly agreed that the parties and Toreador shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Delaware Court without proof of actual damages and each party hereto waives any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which they are entitled at law or in equity.  The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Applicable Law or in equity for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for such breach.

SECTION 7.13  Further Assurances.  Each of the parties agree to take all steps, make all filings and execute all documents reasonably necessary to complete their portion of the ZaZa Contribution and the transactions contemplated hereby.

SIGNATURE PAGE TO FOLLOW

IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

ZAZA ENERGY CORPORATION

By:	/s/ Craig M. McKenzie
Name: Craig M. McKenzie
Title: Vice President and Secretary

BLACKSTONE OIL & GAS, LLC

By:	/s/ Todd Alan Brooks
Name: Todd Alan Brooks
Title: President

OMEGA ENERGY CORP.

By:	/s/ Gaston L. Kearby
Name: Gaston L. Kearby
Title: President

LARA ENERGY, INC.

By:	/s/ John E. Hearn, Jr.
Name: John E. Hearn, Jr.
Title: President

EXHIBIT A

FORM OF PROMISSORY NOTE

$[ ]	New York, New York
[•], 2011

ZaZa Energy Corporation, a Delaware corporation (“Maker”), hereby promises to pay to [Zeus Member], (“Payee”), on the fourth anniversary of the date hereof (the “Maturity Date”), in lawful money of the United States of America, the principal amount of [              ] DOLLARS ($[            ]), and to pay simple interest at the rate of 8% per annum on the outstanding principal balance hereof from the date hereof until payment of the principal balance in full or in part without premium or penalty on the Maturity Date (or any extension thereof), pursuant to the terms and conditions set forth in this secured, non-negotiable, non-transferable promissory note (this “Note”).  Interest payments shall be made in cash on the last day of each month and on the Maturity Date.

If the obligation of Maker to pay any principal or interest on this Note becomes due on a Saturday, Sunday or day on which banks in New York State are permitted or required to be closed, then such due date shall be extended to the next succeeding day that is not a Saturday, Sunday or a day on which banks in New York State are permitted or required to be closed.  All payments of principal and interest due hereunder shall be paid in lawful money of the United States of America by wire transfer at the account specified by Payee.

This Note shall be secured by a pledge of collateral in favor of Payee in accordance with that certain pledge agreement executed by and between Maker and Payee concurrently with the execution of this Note (the “Pledge Agreement”).

The Maker may prepay all or a portion of the principal amount hereof, in whole or in part at any time, and to repay any interest accrued on the principal amount hereof at any time and from time to time, in each case, without premium or penalty.  If Maker or any of its subsidiaries consummate any debt or equity financing (other than a revolving credit facility), Maker shall, within five (5) days of the consummation of such financing, prepay a portion of the Note equal to the lesser of (i) all amounts of accrued interest and outstanding principal hereunder or (ii) twenty percent (20%) of the net cash proceeds of such financing multiplied by a fraction, the numerator of which is the outstanding balance of this Note and the denominator of which is the sum of the outstanding balance of this Note and the other similar notes issued by Maker on or about the date of this Note to Todd Brooks, Gaston Kearby, John Hearn, [Lara Energy, Inc., Omega Energy Corp. and Blackstone Oil & Gas, LLC - delete name of Payee] (a “Mandatory Prepayment”), which Mandatory Prepayment shall be applied first to any interest accrued on the outstanding principal amount hereof at the time of such prepayment and second to the outstanding principal amount hereof.  Maker shall also make prepayments, if applicable, as required under the terms of the Contribution Agreement (as hereinafter defined).

Payee represents that it is acquiring this Note for investment and not with a view to the sale or distribution thereof.

Maker represents, warrants and covenants that (i) the issuance and delivery of this Note has been duly and validly authorized and (ii) this Note is a valid and legally binding obligation of the Maker, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and similar laws affecting creditors’ rights generally and that the granting of specific performance lies at the discretion of a court in equity.

This Note evidences secured, non-negotiable and non-transferable indebtedness of the Maker.

If an Event of Default (as defined below) under this Note shall occur and be continuing, then the Payee shall have the right to declare the entire principal balance and all accrued interest under this Note due and payable.  An “Event of Default” shall occur hereunder upon the occurrence of any one or more of the following events with respect to Maker: (i) if Maker shall fail to make any payment of principal or interest on this Note required hereby when due; (ii) any security interest purported to be created by the Pledge Agreement shall cease to be, or shall be asserted by the Maker not to be, a valid, perfected) security interest in the collateral covered thereby; (iii) default shall be made in the due observance or performance by Maker of any covenant, condition or agreement contained in the Pledge Agreement and such default shall continue unremedied for a period of 30 days after the receipt of notice thereof by the Maker from the Payee, (iv) if, pursuant to or within the meaning of the United States Bankruptcy Code or any other federal or state law relating to insolvency or relief of debtors (a “Bankruptcy Law”), Maker shall (1) commence a voluntary case or proceeding; (2) consent to the entry of an order for relief against it in an involuntary case; (3) consent to the appointment of a trustee, receiver, assignee, liquidator or similar official; (4) make an assignment for the benefit of its creditors; or (5) admit in writing its inability to pay its debts as they become due; or (v) if a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (1) is for relief against Maker in an involuntary case; (2) appoints a trustee, receiver, assignee, liquidator or similar official for Maker or substantially all of Maker’s properties; or (3) orders the liquidation of Maker, and in each case the order or decree is not dismissed within 30 days.

All notices in respect of this Note shall be given by hand delivery, by a recognized overnight courier service, or by registered or certified United States mail, return receipt requested, to Maker or Payee and their respective agents at their addresses set forth in Section 7.02 of the Contribution Agreement (the “Contribution Agreement”), dated as of August       , 2011, among the Maker, Payee and Toreador Resources Corporation, a Delaware corporation.  Any notice deemed to have been given two business days after delivery to the courier service or five days after deposited in the U.S. mail, as the case may be.

This Note is not transferable or assignable by its holder without the prior written consent of the Maker.

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Maker covenants and agrees, and Payee by its acceptance of this Note likewise covenants and agrees, that the payment of the principal of this Note is subordinated, to the extent and in the manner provided herein, to the prior payment in full of all Senior Indebtedness (as hereinafter defined) and that the subordination is for the benefit of the lenders under such Senior Indebtedness (the “Lenders”).  Maker, and Payee by its acceptance of this Note likewise, hereby (i) authorizes each Lender to demand specific performance of the terms hereof, whether or not Maker shall have complied with any of the provisions hereof applicable to it, at any time when Maker shall have failed to comply with any provisions hereof which are applicable to it, and (ii) irrevocably waives any defense based on the adequacy of a remedy at law, which might be asserted as a bar to such remedy of specific performance. Upon any payment of any amounts hereunder by Maker to Payee, or upon any distribution of assets of Maker in any dissolution, winding up, liquidation or reorganization (whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or otherwise):

(i)                                     The Lenders shall first be entitled to receive payment in full in cash of the Senior Indebtedness before Payee is entitled to receive any payment on account of any obligations evidenced hereby; provided that so long as no Default or Event of Default (as such terms are defined in the definitive agreements governing any Senior Indebtedness) shall have occurred and continue under any definitive agreement governing any Senior Indebtedness, Maker may pay to Payee and Payee may receive for itself and not for the benefit of the Lenders regularly scheduled payments of interest hereunder and Mandatory Prepayments in accordance with the terms hereof;

(ii)                                  Any payment or distribution of assets of Maker of any kind or character, whether in cash, property or securities, to which Payee would be entitled except for the provisions hereof, shall be paid by the liquidating trustee or agent or other person making such payment or distribution directly to the Lenders, to the extent necessary to make payment in full of all Senior Indebtedness remaining unpaid after giving effect to any concurrent payment or distribution or provisions therefor to the Lenders; and

(iii)                               In the event that notwithstanding the provisions hereof, any payment or distribution of assets of Maker of any kind or character (other than regularly scheduled interest and Mandatory Prepayments paid in accordance with clause (i) above), whether in cash, property or securities, shall be received by Payee on account of this Note before all Senior Indebtedness is paid in full, such payment or distribution shall be received and held in trust for and shall be paid over to the Lenders for application to the payment of the Senior Indebtedness until all of the Senior Indebtedness shall have been paid in full in cash, after giving effect to any concurrent payment or distribution or provision therefor to the Lenders.

No right of any Lender or any other present or future holders of any Senior Indebtedness to enforce the subordination provisions herein shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of Maker or Payee or by

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any act or failure to act, in good faith, by any Lender, or by any noncompliance by Maker or Payee with the terms of this Note, regardless of any knowledge thereof which any Lender may have or be otherwise charged with; and such indebtedness of Maker to the Payee, if any Lender, after a Default or Event of Default (as such terms are defined in the definitive agreements governing any Senior Indebtedness) has occurred, so requests, shall be collected, enforced and received by Payee as trustee for the Lenders and be paid over to the Lenders on account of Senior Indebtedness, but without affecting or impairing in any manner the liability of Maker under the provisions of this Note.

As used herein, “Senior Indebtedness” means any obligation of Maker to any unaffiliated third part for borrowed money which, by its express terms, is senior to the obligations of Maker under this Note, and all obligations and liabilities (including all principal and any interest accruing on the foregoing), fees, charges and collection expenses in connection therewith; provided, however, that in no event shall the principal amount of the Senior Indebtedness exceed $150,000,000.

This Note shall be governed by and construed in accordance with the laws and the State of New York, and the terms hereof may only be changed by written agreement duly executed by Maker and Payee.

[Remainder of this page has been intentionally left blank]

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IN WITNESS WHEREOF, the Maker has caused this Note to be executed and delivered as of the date first above written.

ZAZA ENERGY CORPORATION

By:
Name:
Title:

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PLEDGE AGREEMENT

This PLEDGE AGREEMENT (this “Agreement”), is effective as of the        day of           , 2011 (the “Effective Date”), by and between ZaZa Energy Corporation, a Delaware corporation (“Pledgor”), and [ZaZa Member], a [              ] (“Pledgee”).(1)

RECITALS:

WHEREAS, Pledgor desires to purchase all of the membership interests (the “Membership Interests”) in ZaZa Energy, LLC, a Texas limited liability company (“ZaZa”) pursuant to that certain Contribution Agreement (the “Contribution Agreement”), dated as of August 9, 2011, by and among Pledgor and the members of ZaZa, including Pledgee;

WHEREAS, in consideration for the Pledged Membership Interests (as defined below), Pledgor has issued to Pledgee a promissory note having an aggregate principal balance of $                   (the “Note”) payable to Pledgee in the manner described therein; and

WHEREAS, Pledgee has conditioned its contribution of its Membership Interests to Pledgor pursuant to the Contribution Agreement upon the execution and delivery by Pledgor of this Agreement, and Pledgor has agreed to enter into this Agreement with Pledgee.

AGREEMENTS:

NOW, THEREFORE, in order to comply with the terms and conditions of the Contribution Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Pledgor hereby agrees with Pledgee, as follows:

Section 1.                                          Pledge.  Pledgor hereby pledges, assigns and grants to Pledgee a security interest in one-third (1/3) of the Membership Interests (the “Pledged Membership Interests”), and all dividends, distributions, proceeds, and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any of the Pledged Membership Interests.

Section 2.                                          Security for Obligations.  This Agreement secures the payment of all principal from time to time outstanding under the Note and all interest thereon and all other obligations of Pledgor now or hereafter existing thereunder pursuant to the Note and this Agreement (collectively, the “Obligations”).

Section 3.                                          Delivery of Pledged Membership Interests; UCC Filing.

(a)                                  Pledgor shall, from time to time, as may be required by Pledgee, with respect to the Pledged Membership Interests, take all actions as may be requested by Pledgee to perfect the security interest of Pledgee in the Pledged Membership Interests.  All certificates or instruments representing or evidencing the Pledged Membership Interests shall be delivered to and held by or on behalf of Pledgee pursuant hereto and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank so that control of the Pledged Membership Interests is obtained and at all times held by Pledgee.

(b)                                 Pledgor hereby irrevocably authorizes Pledgee at any time and from time to time to file in the state of Delaware and any other applicable jurisdiction any financing

(1)  Pledge Agreement for Lara Energy Inc. will also include a pledge of all of the shares of ZaZa Holdings, Inc., and ZaZa Holdings, Inc. will also be a party and will pledge the 1% membership interest in ZaZa owned by it.

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statements and amendments thereto that contain the information required by Article 9 of the Uniform Commercial Code of each applicable jurisdiction for the filing of any financing statement or amendment relating to the Pledged Membership Interests, without the signature of Pledgor where permitted by law

Section 4.                                          Further Assurances.  Pledgor agrees that at any time and from time to time, at the expense of Pledgor, Pledgor will promptly execute and deliver all further instruments and documents, and take all further action, as may be reasonably requested by Pledgee in order to perfect and protect any security interest granted hereby or to enable Pledgee to exercise and enforce its rights and remedies hereunder with respect to the Pledged Membership Interests.

Section 5.                                          Representations and Warranties. Pledgor represents and warrants as follows:

(a)                                  At the time the Pledged Membership Interests becomes subject to the lien and security interest created by this Agreement, Pledgor will be the sole, direct, legal and beneficial owner thereof, free and clear of any lien, security interest, option or other encumbrance except for the security interest created by this Agreement.

(b)                                 The pledge of the Pledged Membership Interests pursuant to this Agreement creates a valid and perfected first priority security interest in the Pledged Membership Interests, securing the payment and performance when due of the Obligations.

(c)                                  It has full power, authority and legal right to pledge the Pledged Membership Interests pursuant to this Agreement.

(d)                                 Each of this Agreement and the Note has been duly authorized, executed and delivered by Pledgor and constitutes a legal, valid and binding obligation of Pledgor enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and subject to equitable principles (regardless of whether enforcement is sought in equity or at law).

(e)                                  No authorization, approval, or other action by, and no notice to or filing with, any governmental authority, regulatory body or any other entity is required for the pledge by Pledgor of the Pledged Membership Interests pursuant to this Agreement or for the execution and delivery of the Note and this Agreement by Pledgor or the performance by Pledgor of its obligations thereunder.

(f)                                    The execution and delivery of the Note and this Agreement by Pledgor and the performance by Pledgor of its obligations thereunder, will not violate any provision of any applicable law or regulation or any order, judgment, writ, award or decree of any court, arbitrator or governmental authority, domestic or foreign, applicable to Pledgor or any of its property, or the organizational or governing documents of Pledgor or any agreement or instrument to which Pledgor is party or by which it or its property is bound.

(g)                                 All certificates, agreements or instruments representing or evidencing the Pledged Membership Interests in existence on the date hereof have been delivered to Pledgee in

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suitable form for transfer by delivery or accompanied by duly executed instruments of transfer or assignment in blank.

Section 6.                                          Voting Rights; Dividends; Etc.

(a)                                  So long as no Event of Default (as hereinafter defined) shall have occurred and be continuing, Pledgor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Pledged Membership Interests or any part thereof for any purpose and from time to time, upon request from Pledgor, Pledgee shall deliver to Pledgor suitable proxies so that Pledgor may cast such votes or consents.

(b)                                 Upon the occurrence (but only during the continuation) of any Event of Default, all the rights of Pledgor to exercise the voting and other consensual rights which it would otherwise be entitled to exercise pursuant to Section 6(a) hereof shall cease, and all such rights shall thereupon become vested in Pledgee who shall thereupon have the sole right, but not the obligation, to exercise such voting and other consensual rights.

(c)                                  Unless an Event of Default shall have occurred and remains uncured, Pledgor shall be entitled to receive for its own use all cash dividends or distributions or other payments on or associated with the Pledged Membership Interests.  Upon the occurrence of an Event of Default and prior to any cure thereof, Pledgee may require any such cash dividends or distributions to be delivered to Pledgee as additional security hereunder or applied toward the satisfaction of the Obligations.

The foregoing shall be, and shall be forthwith delivered to Pledgee to be held by Pledgee as, Pledged Membership Interests and shall, if received by Pledgor, be received in trust for the benefit of Pledgee, be segregated from the other property or funds of Pledgor and be forthwith delivered to Pledgee as Pledged Membership Interests in the same form as so received (with any necessary endorsement).

Section 7.                                          Transfers and Other Liens.  Pledgor agrees that, until all of the Obligations have been satisfied in full, Pledgor will not (a) sell or otherwise dispose of, or grant any option with respect to, any of the Pledged Membership Interests or (b) grant, create, permit or suffer to exist any mortgage, pledge, lien, security interest, option, right of first offer, encumbrance or other restriction or limitation of any nature whatsoever on or with respect to any of the Pledged Membership Interests, except for the security interests created by this Agreement.

Section 8.                                          Events of Default.  “Event of Default” under this Agreement shall have the meaning assigned to such term in the Note.

Section 9.                                          Remedies Upon Default.  If any Event of Default shall have occurred and be continuing:

(a)                                  Pledgee may assert all rights and remedies of a secured party under the Uniform Commercial Code as is in effect in the state of New York (the “UCC”) or other applicable law, including, without limitation, the right to take possession of, hold, collect, sell, lease, deliver, grant options to purchase or otherwise retain, liquidate or dispose of all or any portion of the Pledged Membership Interests. If notice prior to disposition of the Pledged

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Membership Interests or any portion thereof is necessary under applicable law, written notice mailed to Pledgor at its notice address as provided in Section 21 hereof ten days prior to the date of such disposition shall constitute reasonable notice, but notice given in any other reasonable manner shall be sufficient.  So long as the sale of the Pledged Membership Interests is made in a commercially reasonable manner, Pledgee may sell such Pledged Membership Interests on such terms and to such purchaser(s) as Pledgee in its absolute discretion may choose, without assuming any credit risk and without any obligation to advertise or give notice of any kind other than that necessary under applicable law.  Without precluding any other methods of sale, the sale of the Pledged Membership Interests or any portion thereof shall have been made in a commercially reasonable manner if conducted in conformity with reasonable commercial practices of creditors disposing of similar property.  Pledgor hereby waives and releases to the fullest extent permitted by law any right or equity of redemption with respect to the Pledged Membership Interests, whether before or after sale hereunder, and all rights, if any, of marshalling the Pledged Membership Interests and any other security for the Obligations or otherwise.  At any such sale, unless prohibited by applicable law, Pledgee or any custodian may bid for and purchase all or any part of the Pledged Membership Interests so sold free from any such right or equity of redemption. Neither Pledgee nor any custodian shall be liable for failure to collect or realize upon any or all of the Pledged Membership Interests or for any delay in so doing, nor shall it be under any obligation to take any action whatsoever with regard thereto.

(b)                                 All rights of Pledgor to (i) exercise the voting and other consensual rights it would otherwise be entitled to exercise pursuant to Section 6(a) and (ii) receive the dividends and other distributions which it would otherwise be entitled to receive and retain pursuant to Section 6(c) shall immediately cease, and all such rights shall thereupon become vested in Pledgee, which shall have the sole right to exercise such voting and other consensual rights and receive and hold such dividends and other distributions as additional collateral.

(c)                                  Any cash held by Pledgee as collateral and all cash proceeds received by Pledgee in respect of any sale of, collection from, or other realization upon all or any part of the Pledged Membership Interests shall be applied in whole or in part by Pledgee against all or any part of the Obligations in such order as Pledgee shall elect.  Any surplus of such cash or cash proceeds held by Pledgee and remaining after payment in full of all the Obligations shall be paid over to Pledgor or to whomsoever may be lawfully entitled to receive such surplus. Pledgor shall remain liable for any deficiency if such cash and the cash proceeds of any sale or other realization of the Pledged Membership Interests are insufficient to pay the Obligations and the fees and other charges of any attorneys employed by Pledgee to collect such deficiency.

(d)                                 If Pledgee shall determine to exercise its rights to sell all or any of the Pledged Membership Interests pursuant to this Section 9, Pledgor agrees that, upon request of Pledgee, Pledgor will, at its own expense, do or cause to be done all such acts and things as may be necessary to make such sale of the Pledged Membership Interests or any part thereof valid and binding and in compliance with applicable law.

Section 10.                                   Reasonable Care.  Pledgee shall be deemed to have exercised reasonable care in the custody and the preservation of the Pledged Membership Interests in Pledgee’s possession, if the Pledged Membership Interests are accorded treatment substantially equal to that which Pledgee accords Pledgee’s own property, it being understood that Pledgee shall have

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no responsibility for (a) ascertaining or taking action with respect to costs, conversions, changes, maturities, tenders or other matters relative to any Pledged Membership Interests, whether or not Pledgee has or is deemed to have knowledge of such matters, or (b) taking any necessary steps to preserve rights against any parties with respect to any Pledged Membership Interests.

Section 11.                                   Pledgee Appointed Attorney-in-Fact.  Pledgor hereby appoints Pledgee as Pledgor’s attorney-in-fact, with full authority in the place and stead of Pledgor and in the name of Pledgor or otherwise, from time to time during the continuance of an Event of Default in Pledgee’s discretion to take any action and to execute any instrument which Pledgee may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation, to receive, indorse and collect all instruments made payable to Pledgor representing any dividend, interest payment or other distribution in respect of the Pledged Membership Interests or any part thereof and to give full discharge for the same. Such appointment, being coupled with an interest, shall be irrevocable. Pledgor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof.

Section 12.                                   Pledgee May Perform. If Pledgor fails to perform any obligation contained in this Agreement, Pledgee may itself perform, or cause performance of, such obligation, and the expenses of Pledgee incurred in connection therewith shall be payable by Pledgor; provided that Pledgee shall not be required to perform or discharge any obligation of Pledgor.

Section 13.                                   Security Interest Absolute. All rights of Pledgee and liens and security interests hereunder, and all Obligations of Pledgor hereunder, shall be absolute and unconditional irrespective of:

(a)                                  any illegality or lack of validity or enforceability of any Obligation or any related agreement or instrument;

(b)                                 any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or, if a third party shall have assumed the Obligations of Pledgor, any amendment or waiver of, or any consent to any departure from, any assumption or similar agreement executed and delivered in connection with such assumption;

(c)                                  any exchange, release or non-perfection of the Pledged Membership Interests or any other collateral, or any release or amendment or waiver of, or any consent to any departure from, any guaranty, for all or any of the Obligations; or

(d)                                 any other circumstance which might otherwise constitute a defense available to, or a discharge of, Pledgor or a third party pledgor, subject to Section 15 below.

Section 14.                                   Continuing Security Interest; Further Actions. This Agreement shall create a continuing first priority lien and security interest in the Pledged Membership Interests and shall (i) remain in full force and effect until payment and performance in full of the Obligations, (ii) be binding upon Pledgor, its successors and assigns, and (iii) inure to the benefit of Pledgee and its successors, transferees and assigns; provided that Pledgor may not assign or

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otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of Pledgee.

Section 15.                                   Return of the Pledged Membership Interests.  Upon the full payment and performance of the Obligations, (i) this Agreement and the pledge effected hereby shall be null and void and the Pledged Membership Interests shall promptly be returned to Pledgor by Pledgee, at Pledgee’s expense and (ii) Pledgee shall execute and deliver to Pledgor a proper instrument or instruments acknowledging the satisfaction and termination of this Agreement.

Section 16.                                   Subordination.  Notwithstanding anything to the contrary contained herein, Pledgee acknowledges and agrees that the indebtedness of Pledgor arising under or in connection with the Note is and will be subordinated pursuant to the terms of the Note to Senior Indebtedness (as such term is defined in the Note).  Pledgee hereby agrees to enter into customary subordination agreements and intercreditor agreements and to take any and all other actions reasonably necessary to evidence such subordination that are requested by Pledgee in connection with such Senior Indebtedness.

Section 17.                                   Expenses.  Pledgor shall upon demand pay to Pledgee any and all reasonable expenses (including reasonable attorneys’ fees and legal expenses) incurred by Pledgee in connection with protecting Pledgee against the claims or interests of any third person with respect to the Pledged Membership Interests, and in exercising any right or remedy conferred by this Agreement or by law.

Section 18.                                   Amendments.  No amendment or waiver of any provision of this Agreement shall in any event be effective unless the same shall be in writing and signed by both Pledgor and Pledgee.

Section 19.                                   Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS CHOICE OF LAW PROVISIONS.

Section 20.                                   Severability.  The provisions of this Agreement are severable, and if any clause or provision shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision or part thereof in such jurisdiction and shall not in any manner affect such clause or provision in any other jurisdiction or any other clause or provision in this Agreement in any jurisdiction.

Section 21.                                   Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) four business days after being sent by registered or certified mail, return receipt requested, postage prepaid, (b) one business day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (c) immediately upon delivery by hand or by facsimile (with a written or electronic confirmation of delivery), if sent during normal business hours of the recipient, or if not sent during normal business hours of the recipient, then on the recipient’s next business day, in each case to the intended recipient as set forth below:

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(a)                                  if to Pledgor:

ZaZa Energy Corporation

c/o Toreador Holding SAS

5 rue Scribe

Paris, France

Attn: Corporate Secretary

Facsimile: 33 (0) 1 47 03 33 71

with a copy (which shall not constitute notice) to:

[                    ]

[                    ]

[                    ]

Attn:  [                    ]

Facsimile:  [                    ]

(b)                                 if to Pledgee:

[ZaZa Member]

[                    ]

[                    ]

Attn: [                    ]

Facsimile: [                    ]

with a copy (which shall not constitute notice) to:

[                    ]

[                    ]

[                    ]

Attn:  [                    ]

Facsimile:  [                    ]

Section 22.                                   Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall constitute an original but all of which, taken together, shall constitute but one and the same instrument.  Notices and documents, including this Agreement, delivered by fax shall be sufficient for purposes of binding the sending party.

 [Remainder of Page Intentionally Left Blank]

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Effective as of the date first written above.
PLEDGOR:

ZaZa Energy Corporation,
a Delaware corporation

By:
Name:
Title:

PLEDGEE:

[ZaZa Member],
a [ ]

By:
Name:
Title: